Exhibit 99.5

Atlas Corp. and Seaspan Corporation Announce:

Closing of Holding Company Reorganization

Atlas Corp. to commence trading as ATCO on February 28, 2020

HONG KONG, China, February 27, 2020 – Atlas Corp. (“Atlas”) and Seaspan Corporation (NYSE: SSW) (“Seaspan”) today announced the closing of Seaspan’s previously announced holding company reorganization (the “Reorganization”) to create a new holding company, Atlas. In conjunction with the Reorganization, Atlas expects to announce the closing of Atlas’ acquisition of APR Energy Limited (“APR”), a global leader in fast-track, mobile power solutions (the “Acquisition” and together with the “Reorganization”, the “Transactions”). With completion of the Transactions, Seaspan and APR will both become wholly-owned subsidiaries of Atlas.

The Reorganization was implemented through the merger of Seaspan’s indirect wholly-owned subsidiary into Seaspan, with Seaspan continuing as the surviving corporation and a direct wholly-owned subsidiary of Atlas. The Reorganization was approved by Seaspan shareholders at the Special Meeting of Shareholders held on February 27, 2020 in Hong Kong. Of the 81% outstanding shares that voted, over 99% were in favour of the Reorganization. Under the Reorganization, Seaspan shareholders will receive one Atlas common share and one Atlas preferred share, as applicable, for each Seaspan common share and each Seaspan preferred share they held immediately prior to the closing of the Reorganization.

Please refer to Atlas’ Registration Statement on Form F-4 for additional information related to the Reorganization.

Atlas Shares

Atlas common shares and Atlas preferred shares will be listed on the New York Stock Exchange (the “NYSE”) under the symbols “ATCO,” “ATCO-PD,” “ATCO-PE,” “ATCO-PG,” “ATCO-PH,” and “ATCO-PI,” respectively, with trading to commence on the NYSE on February 28, 2020.

Seaspan Securities

In connection with the Reorganization, Seaspan shares will cease trading on the NYSE after markets close on February 27, 2020.

Seaspan intends to file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist and deregister its outstanding 5.50% senior notes due 2025 and related guarantees (the “2025 Notes”), 5.50% senior notes due 2026 and related guarantees (the “2026 Notes”), and 7.125% senior unsecured notes due 2027 (the “2027 Notes” and together with the 2025 Notes and 2026 Notes, the “Notes”). The last day of trading of the Notes on the NYSE will be Monday, March 9, 2020.

Seaspan has not arranged for, and does not intend to arrange for, listing and/or registration of the 2027 Notes on another securities exchange or for quotation on another quotation medium. Seaspan intends to exercise its option to redeem the 2027 Notes on October 10, 2020, the first date for early redemption, at par plus accrued and unpaid interest to, but not including, such redemption date. The 2025 Notes and 2026 Notes have been admitted to the official list of Euronext Dublin and are currently trading on the Global Exchange Market, the exchange regulated market of Euronext Dublin (the “GEM”).

About Seaspan

Seaspan is a leading independent charter owner and operator of containerships with industry leading integrated ship management services. Seaspan charters its vessels primarily pursuant to long-term, fixed-rate time charters to seven of the world’s top eight container shipping liners. Seaspan’s fleet consists of 123 containerships, including five vessels Seaspan has agreed to purchase, which have not yet been delivered, representing a total capacity of approximately 1,023,000 TEU. Seaspan’s current operating fleet of 118 vessels has an average age of approximately seven years and an average remaining lease period of approximately four years, on a TEU-weighted basis.

About APR

APR provides rapidly deployable, large-scale power and fast-track mobile power to underserved markets and industries. APR’s mobile, turnkey power plants help run cities, countries and industries around the world in both developed and developing markets.

Cautionary Note Regarding Forward-Looking Statements

This release contains certain forward-looking statements (as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, including forward-looking statements regarding the acquisition of APR, the listing of the Atlas shares on the NYSE and the redemption of the 2027 Notes. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “projects”, “forecasts”, “will”, “may”, “potential”, “should”, and similar expressions are forward looking statements. These forward-looking statements reflect management’s current expectations only as of the date of this release. As a result, you are cautioned not to rely on any forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, they are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to: potential delays in, or failure to consummate, the Acquisition, that Seaspan may determine not to exercise its option to redeem the 2027 Notes on October 10, 2020 or, if it does exercise such option, may not have sufficient liquidity to effectuate such redemption; and other factors detailed from time to time in our periodic reports and filings with the SEC, including Seaspan’s Annual Report on Form 20-F for the year ended December 31, 2018 and the Reports of Foreign Private Issuer on Form 6-K filed from time to time thereafter. We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of any of our securities.

Investor Inquiries:

Bill Stormont

Investor Relations

Atlas Corp.

Tel. +1-604-638-7240

Email: IR@atlascorporation.com

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